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                                                                      EXHIBIT 23



Consent of Independent Auditors


The Board of Directors
Choices Entertainment Corporation:


We consent to incorporation by reference in the Registration Statements (Nos. 33-44343 and 33-87016) on Form S-8, of Choices Entertainment Corporation of our report dated March 7, 1997 (except for the second and third paragraphs of note 14, as to which the dates are March 19, 1997, and March 12, 1997, respectively), relating to the balance sheets of Choices Entertainment Corporation as of December 31, 1996 and 1995, and the related statements of loss, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Choices Entertainment Corporation.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, is in default on certain obligations and has a net working capital deficiency, which factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                        /S/ KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
March 21, 1997